Exhibit 23

    Consent of Independent Auditors

We consent to the incorporation by reference in the Annual Report (Form 10-K) of Target Corporation of our report dated March 5, 2001, included in the 2000 Annual Report to Shareholders of Target Corporation.

We also consent to the incorporation by reference in Registration Statement Numbers 333-65347, 333-42206, and 333-58252 on Form S-3 and Registration Statement Numbers 33-6918, 33-64013, 333-30311, 333-27435 and 333-86373 on Form S-8 of our report dated March 5, 2001, with respect to the consolidated financial statements incorporated by reference in this Annual Report (Form 10-K) of Target Corporation.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 16, 2001